SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ChipPAC, Inc.

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On February 10, 2004, Dennis McKenna, Chairman, Chief Executive Officer and President of ChipPAC, Inc. issued the following announcement to the employees of ChipPAC, Inc.

STRICTLY CONFIDENTIAL

Internal Memo on Merger

February 10, 2004

Dear all,

Today, we announced that we have agreed to merge with ST Assembly Test Services, or STATS, in a stock-for-stock transaction to create the world’s premier semiconductor assembly and test company. The combined company expects to have over US$1 billion in revenues in 2004. It will be the 2nd largest test house and will have leadership in mixed signal testing. It will also have one of the broadest portfolios of assembly products and leadership in advanced packaging technologies such as stacked die, SiP and wafer level CSP.

We propose to call the new company STATS ChipPAC Ltd, and it will be headquartered in Singapore. Tan Lay Koon, the current President and CEO of STATS, will be the President and Chief Executive Officer of the new company. I will be the Vice Chairman of the Board. The merger is subject to regulatory and shareholder approval and is expected to take about 3 to 4 months to complete.

Most of you would have heard of STATS, but for those who have not, STATS is a leading semiconductor test and assembly service provider to fabless companies, integrated device manufacturers and wafer foundries. STATS offers full back-end turnkey solutions to customers worldwide, and its expertise is in testing mixed-signal semiconductors. With its principal operations in Singapore and global operations in the United States, United Kingdom, China, Japan and Taiwan, STATS has more than 3,500 employees worldwide. Their customer base includes some of the largest Tier 1 semiconductor players.

Why are we doing this merger? The reason is two-fold: To build a platform for growth, and increase the diversity of our end-user base, which will make our business model more robust and diversified.

1.	Build a platform for growth

a.	Combined, we will be one of the world’s leading independent suppliers of high-end packaging design, assembly and test solutions. We will have the scale structure and financial position to invest in customers’ future growth

b.	Combined, we will be a leader in the fastest growing markets—communications, consumer and multi-applications – with significant exposure to the important computing and industrial segments

c.	Our joint product portfolio will include some of the most advanced test and assembly technologies such as mixed signal test, chip-scale, stacked die, flip-chip, wafer level and system-in-package technologies, and wafer bumping capabilities

d.	We will be a global player capable of providing customers with fully-integrated, one-stop assembly and test services within the same company. This will be a powerful differentiating factor and a very compelling value proposition for our customers

e.	The combined company will have sites in Korea, China, Malaysia, Singapore, Taiwan and the United States, locations that are next to the major hubs of fab production, which will allow us to provide customers with total supply chain solutions

f.	We will be able to leverage our collective R&D base of over 250 engineers, one of the largest in the industry, to ensure continued leadership in advanced semiconductor packaging and test

2.	Greater breadth and diversity of customers, creating improved financial stability and a much reduced risk profile

a.	We will have one of the largest and broadest customer base in the industry. Nearly every major semiconductor player will be our customer

b.	We will have a highly diversified end-user mix with a well positioned and balanced customer base of IDMs, fabless and foundries

c.	We will have one of the strongest balance sheet and credit profiles in the industry

We see STATS as a good partner in this merger, mainly because we complement each other very well. STATS is very strong in testing, especially in advanced mixed-signal testing, an area where they can complement us. We are a market leader in advanced packaging services such as flip-chip, chip-scale and stacked die packages, areas where we can complement them. Our customer bases have minimal overlap, so obviously there is a lot of potential to increase our total value proposition to our combined customer base. They have established manufacturing locations in Taiwan and Singapore, which will add to our manufacturing capability and presence, as well as our ability to provide total supply chain solutions to customers in these two fabrication hubs. Lastly, both STATS and ChipPAC share similar values of innovation, quality and customer satisfaction.

What is the impact of this merger on you? We see this as a positive development for most employees. The expanded scale and reduced risk the merger brings will offer employees greater career and personal development opportunities as well as more stable employment. Complementary capabilities, an expanded global presence, and the greater size of our combined company will offer employees greater development opportunities in different technologies, geographies and management. In addition, our stronger competitive position will translate to greater rewards and stability for the employees in the longer term.

In the short term, the merger should result in job losses of less than 1% of the combined company’s employees, but will not impact the operations of any of our existing manufacturing locations. This is because the merger is very complementary, and we want to maintain our focus on growth. We will not be closing any of our plants or manufacturing locations as all of our manufacturing capacity is needed to support our customer orders and to cater for the current upturn in the electronics industry. The small percentage of employees affected by rationalization will receive an equitable separation package that reflects the employee’s length of service/position, market practice and local labor laws. The exact details of the separation package will be communicated to affected employees once it has been finalized. For the vast majority of you, your current overall compensation and benefits levels will remain comparable.

I recognize that some of you may have a sense of uncertainty and concern about your future due to the merger. This is a normal reaction, but I would like to assure you that the merger will have minimal impact on the vast majority of you. It is important for us to keep our focus on the market, continue to listen to our customers, maintain our service and quality levels, and continue to execute well to compete successfully in the market.

To keep you up-to-date on the merger and any activities that might impact you, I will be personally communicating with you regularly. Your department heads will also be conducting regular update sessions on the merger. You can visit our intranet site where we will post the most recent merger-related news and information. In addition, we have set up various channels where you can give us your feedback and answer your questions. Besides talking with your supervisors or any of our HR colleagues, you can also give us feedback by emailing feedback@chippac.com. If you are approached by the media or members of the public about the merger, please refer them to our Corporate Communications Department.

In conclusion, we can all look forward to the new year with great optimism, excitement and anticipation. I feel confident that this merger will allow us to build a robust platform for growth, and allow us to achieve greater financial stability and resilience. In order for this merger to go through smoothly, we must continue to focus on the market and execute. We have the resources and with the right spirit, we can and will succeed.

To a successful merger and a great 2004!

Warmest regards,

Dennis McKenna

Forward-Looking Statements and Additional Information

This memo contains forward-looking statements including statements concerning the proposed merger involving STATS and ChipPAC, the expected financial performance of STATS and ChipPAC, as well as the strategic and operational plans of STATS and ChipPAC. Actual events or results may differ materially from those described in this memo due to a number of risks and uncertainties including, among others, the possibility that the transaction will not close or that the closing may be delayed; the reaction of customers of STATS and ChipPAC to the transaction; the ability of STATS and ChipPAC to successfully integrate their operations and employees; the introduction of new products by competitors or the entry of new competitors into the markets for the products of STATS and ChipPAC; and economic and political conditions in the U.S. and abroad. More information about potential factors that could affect the business and financial results of STATS or ChipPAC is included in each of their filings with the Securities and Exchange Commission (the “SEC”) which are available at the SEC’s website at www.sec.gov. Neither STATS nor ChipPAC undertakes any obligation to update these forward-looking statements to reflect events or circumstances after the date of this memo.

In connection with their proposed merger, STATS and ChipPAC will file a proxy statement/prospectus with the SEC. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement/prospectus (when available) and other documents filed by STATS and ChipPAC at the SEC’s web site at www.sec.gov. The proxy statement/prospectus and such other documents may also be obtained for free from STATS by contacting STATS Investor Relations in the United States at telephone (408) 586-0608 or email daviesd@statsus.com, or in Singapore at telephone (65) 6824-7705 or email angelaine@stats.st.com.sg, and from ChipPAC by contacting ChipPAC Investor Relations at telephone (510) 979-8220 or email ir@chippac.com.

STATS, ChipPAC and certain of each of their executive officers and directors may be deemed to be participants in the solicitation of proxies of ChipPAC’s stockholders in connection with the proposed merger. Certain of such individuals may have interests in the proposed merger, including as a result of holding options or shares of ChipPAC common stock. Investors and security holders may obtain more detailed information regarding the names, affiliations and interests of such persons involved in the solicitation by reading the proxy statement/prospectus when it becomes available.